Exhibit 99.1

News Release | January 13, 2023
Wells Fargo Reports Fourth Quarter 2022
Net Income of $2.9 billion
Diluted EPS of $0.67 included a previously disclosed ($0.70) per share impact from litigation, regulatory, and customer remediation matters

Company-wide Financial Summary

	Quarter ended
	Dec 31, 2022	Dec 31, 2021
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$19,660	20,856
Noninterest expense	16,202	13,198
Provision for credit losses	957	(452)
Net income	2,864	5,750
Diluted earnings per common share	0.67	1.38
Selected Balance Sheet Data ($ in billions)
Average loans	$948.5	875.0
Average deposits	1,380.5	1,470.0
CET1[1]	10.6%	11.4
Performance Metrics
ROE[2]	6.4%	12.8
ROTCE[3]	7.6	15.3

Operating Segments

	Quarter ended	Dec 31, 2022 % Change from
($ in billions)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021
Average loans
Consumer Banking and Lending	$338.0	1%	4
Commercial Banking	218.4	5	18
Corporate and Investment Banking	298.3	(3)	10
Wealth and Investment Management	84.8	(1)	1
Average deposits
Consumer Banking and Lending	864.6	(3)	—
Commercial Banking	175.4	(3)	(16)
Corporate and Investment Banking	156.2	—	(14)
Wealth and Investment Management	142.2	(10)	(21)

Fourth quarter 2022 results included:
◦($3.3) billion, or ($0.70) per share, of operating losses primarily related to a variety of previously disclosed historical matters, including litigation, regulatory, and customer remediation matters
◦($1.0) billion impairment of equity securities (($749) million, or ($0.15) per share, net of noncontrolling interests) predominantly in our affiliated venture capital business
◦($353) million, or ($0.07) per share, of severance expense primarily in Home Lending
◦$510 million, or $0.13 per share, of discrete tax benefits

Chief Executive Officer Charlie Scharf commented, “Though the quarter was significantly impacted by previously disclosed operating losses, our underlying performance reflected the progress we are making to improve returns. Rising interest rates drove strong net interest income growth, credit losses have continued to increase slowly but credit quality remained strong, and we continue to make progress on our efficiency initiatives.”

“The operating losses incurred in the fourth quarter reflect an important milestone in our work to resolve historical issues. Our broad-reaching agreement with the CFPB in December helps resolve multiple matters, the majority of which have been outstanding for several years. Over the past three years we have made significant changes to address the matters referenced in the settlement and many of the required actions were already substantially complete prior to this announcement. While our risk and regulatory work hasn’t always followed a straight line and we have more to do, we have made significant progress, and are moving forward,” Scharf added.

“We continue to invest in the future. This past year we enhanced our digital and mobile capabilities to better serve our customers and launched innovative products and solutions, including a new small dollar product – Flex Loan, two new credit cards, and a new digital banking platform for our commercial clients. We have also made significant changes that helped millions of customers avoid overdraft fees,” Scharf continued.

“Our customers have remained resilient with deposit balances, consumer spending, and credit quality still stronger than pre-pandemic levels. As we look forward, we are carefully watching the impact of higher rates on our customers and expect to see deposit balances and credit quality continue to return toward pre-pandemic levels. We continue to prioritize building an appropriate risk and control infrastructure and I am optimistic about our future as we continue to advance our efficiency initiatives, invest to better serve our customers and grow our business,” Scharf concluded.

1 Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 4Q22 Quarterly Supplement for more information on CET1. CET1 for December 31, 2022, is a preliminary estimate.
2 Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
3 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 4Q22 Quarterly Supplement.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2022, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Selected Company-wide Financial Information

		Quarter ended		Dec 31, 2022 % Change from		Year ended
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Earnings ($ in millions except per share amounts)
Net interest income	$13,433	12,098	9,262	11%	45	$44,950	35,779
Noninterest income	6,227	7,407	11,594	(16)	(46)	28,835	42,713
Total revenue	19,660	19,505	20,856	1	(6)	73,785	78,492
Net charge-offs	560	399	423	40	32	1,609	1,582
Change in the allowance for credit losses	397	385	(875)	3	145	(75)	(5,737)
Provision for credit losses	957	784	(452)	22	312	1,534	(4,155)
Noninterest expense	16,202	14,327	13,198	13	23	57,282	53,831
Income tax expense (benefit)	(127)	894	1,711	NM	NM	2,087	5,578

Wells Fargo net income	$2,864	3,528	5,750	(19)	(50)	$13,182	21,548
Diluted earnings per common share	0.67	0.85	1.38	(21)	(51)	3.14	4.95

Balance Sheet Data (average) ($ in billions)
Loans	$948.5	945.5	875.0	—	8	$929.8	864.3
Deposits	1,380.5	1,407.9	1,470.0	(2)	(6)	1,424.3	1,437.8
Assets	1,875.2	1,880.7	1,943.4	—	(4)	1,894.3	1,941.9

Financial Ratios
Return on assets (ROA)	0.61%	0.74	1.17			0.70%	1.11
Return on equity (ROE)	6.4	8.0	12.8			7.5	12.0
Return on average tangible common equity (ROTCE) (a)	7.6	9.6	15.3			9.0	14.3
Efficiency ratio (b)	82	73	63			78	69
Net interest margin on a taxable-equivalent basis	3.14	2.83	2.11			2.63	2.05
NM – Not meaningful
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 4Q22 Quarterly Supplement.
(b)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Fourth Quarter 2022 vs. Fourth Quarter 2021
◦Net interest income increased 45%, primarily due to the impact of higher interest rates, higher loan balances, and lower mortgage-backed securities premium amortization
◦Noninterest income decreased 46%, driven by lower results in our affiliated venture capital and private equity businesses; the impact of business divestitures, including net gains from sales in fourth quarter 2021; a decline in mortgage banking income on lower originations and gain on sale margins, as well as lower gains from the resecuritization of loans purchased from securitization pools; lower asset-based fees in Wealth and Investment Management on lower market valuations; and lower investment banking and deposit-related fees. These decreases were partially offset by improved results in our Markets business
◦Noninterest expense increased 23% driven by higher operating losses primarily related to a variety of previously disclosed historical matters, including litigation, regulatory, and customer remediation matters, and higher severance expense, partially offset by lower revenue-related compensation and the impact of efficiency initiatives
◦Provision for credit losses in fourth quarter 2022 included a $397 million increase in the allowance for credit losses primarily reflecting loan growth, as well as a less favorable economic environment
◦Income tax benefit in fourth quarter 2022 included $510 million of discrete tax benefits related to interest on overpayments in prior years

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021
Capital:
Total equity	$181.9	178.4	190.1
Common stockholders’ equity	160.6	156.9	168.3
Tangible common equity (a)	133.8	130.1	141.3
Common Equity Tier 1 (CET1) ratio (b)	10.6%	10.3	11.4
Total loss absorbing capacity (TLAC) ratio (c)	23.3	23.0	23.0
Supplementary Leverage Ratio (SLR) (d)	6.9	6.7	6.9

Liquidity:
Liquidity Coverage Ratio (LCR) (e)	122	123	118
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 4Q22 Quarterly Supplement.
(b)Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 4Q22 Quarterly Supplement for more information on CET1. CET1 for December 31, 2022, is a preliminary estimate.
(c)Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for December 31, 2022, is a preliminary estimate.
(d)SLR for December 31, 2022, is a preliminary estimate.
(e)Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for December 31, 2022, is a preliminary estimate.

Selected Company-wide Credit Information

		Quarter ended
($ in millions)	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021
Net charge-offs	$560	399	423
Net loan charge-offs as a % of average total loans (annualized)	0.23%	0.17	0.19

Total nonaccrual loans	$5,626	5,587	7,212
As a % of total loans	0.59%	0.59	0.81
Total nonperforming assets	$5,763	5,712	7,324
As a % of total loans	0.60%	0.60	0.82

Allowance for credit losses for loans	$13,609	13,225	13,788
As a % of total loans	1.42%	1.40	1.54
Fourth Quarter 2022 vs. Third Quarter 2022
◦Commercial net loan charge-offs as a percentage of average loans were 0.06% (annualized), while the consumer net loan charge-off rate increased to 0.48% (annualized), up from 0.40%, primarily due to higher net loan charge-offs in the credit card portfolio
◦Nonperforming assets increased 1%. Nonaccrual loans increased $39 million driven by higher commercial real estate nonaccrual loans, partially offset by lower residential mortgage nonaccrual loans

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $10 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Dec 31, 2022 % Change from
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2021
Earnings (in millions)
Consumer and Small Business Banking	$6,608	6,232	4,872	6%	36
Consumer Lending:
Home Lending	786	973	1,843	(19)	(57)
Credit Card	1,353	1,349	1,271	—	6
Auto	413	423	470	(2)	(12)
Personal Lending	303	300	277	1	9
Total revenue	9,463	9,277	8,733	2	8
Provision for credit losses	936	917	126	2	643
Noninterest expense	7,088	6,758	6,126	5	16

Net income	$1,077	1,201	1,862	(10)	(42)

Average balances (in billions)
Loans	$338.0	335.6	325.4	1	4
Deposits	864.6	888.0	864.4	(3)	—
Fourth Quarter 2022 vs. Fourth Quarter 2021
◦Revenue increased 8%
▪Consumer and Small Business Banking was up 36% driven by the impact of higher interest rates, partially offset by lower deposit-related fees reflecting the elimination of non-sufficient funds fees and other efforts to help customers avoid overdraft fees
▪Home Lending was down 57% on lower mortgage banking income driven by lower originations and gain on sale margins, as well as lower revenue from the resecuritization of loans purchased from securitization pools
▪Credit Card was up 6% driven by higher loan balances, including the impact of higher point of sale volume and new product launches
▪Auto was down 12% driven by loan spread compression and lower loan balances
▪Personal Lending was up 9% on higher loan balances, partially offset by loan spread compression
◦Noninterest expense increased 16% reflecting higher operating losses, severance expense, and operating costs, partially offset by lower revenue-related compensation in Home Lending due to lower production, and the impact of efficiency initiatives

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Dec 31, 2022 % Change from
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2021
Earnings (in millions)
Middle Market Banking	$2,076	1,793	1,167	16%	78
Asset-Based Lending and Leasing	1,073	1,159	1,117	(7)	(4)
Total revenue	3,149	2,952	2,284	7	38
Provision for credit losses	(43)	(168)	(384)	74	89
Noninterest expense	1,523	1,526	1,393	—	9

Net income	$1,238	1,182	954	5	30

Average balances (in billions)
Loans	$218.4	209.0	184.6	5	18
Deposits	175.4	180.2	207.7	(3)	(16)

Fourth Quarter 2022 vs. Fourth Quarter 2021
◦Revenue increased 38%
▪Middle Market Banking was up 78% primarily due to the impact of higher interest rates and higher loan balances, partially offset by lower deposit balances and lower deposit-related fees driven by the impact of higher earnings credit rates, which result in lower fees for commercial customers
▪Asset-Based Lending and Leasing was down 4% driven by lower net gains from equity securities, partially offset by loan growth
◦Noninterest expense increased 9% primarily due to higher personnel expense and operating losses, partially offset by the impact of efficiency initiatives

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Dec 31, 2022 % Change from
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2021
Earnings (in millions)
Banking:
Lending	$593	580	519	2%	14
Treasury Management and Payments	738	670	373	10	98
Investment Banking	317	336	464	(6)	(32)
Total Banking	1,648	1,586	1,356	4	22
Commercial Real Estate	1,267	1,212	1,095	5	16
Markets:
Fixed Income, Currencies, and Commodities (FICC)	935	914	794	2	18
Equities	279	316	205	(12)	36
Credit Adjustment (CVA/DVA) and Other	(35)	17	13	NM	NM
Total Markets	1,179	1,247	1,012	(5)	17
Other	45	15	49	200	(8)
Total revenue	4,139	4,060	3,512	2	18
Provision for credit losses	41	32	(194)	28	121
Noninterest expense	1,837	1,900	1,765	(3)	4

Net income	$1,692	1,592	1,454	6	16

Average balances (in billions)
Loans	$298.3	306.2	272.0	(3)	10
Deposits	156.2	156.8	182.1	—	(14)
NM – Not meaningful
Fourth Quarter 2022 vs. Fourth Quarter 2021
◦Revenue increased 18%
▪Banking was up 22% driven by stronger treasury management results reflecting the impact of higher interest rates and improved lending results on higher loan balances, partially offset by lower investment banking fees reflecting lower market activity
▪Commercial Real Estate was up 16% reflecting higher loan balances and the impact of higher interest rates
▪Markets was up 17% due to higher trading revenue in equities, rates and commodities, foreign exchange, and municipal products
◦Noninterest expense increased 4% driven by higher operating costs and salaries expense, partially offset by the impact of efficiency initiatives

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Dec 31, 2022 % Change from
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2021
Earnings (in millions)
Net interest income	$1,124	1,088	666	3%	69
Noninterest income	2,571	2,577	2,982	—	(14)
Total revenue	3,695	3,665	3,648	1	1
Provision for credit losses	11	8	(3)	38	467
Noninterest expense	2,731	2,796	2,898	(2)	(6)

Net income	$715	639	564	12	27

Total client assets (in billions)	1,861	1,759	2,183	6	(15)

Average balances (in billions)
Loans	$84.8	85.5	84.0	(1)	1
Deposits	142.2	158.4	180.9	(10)	(21)
Fourth Quarter 2022 vs. Fourth Quarter 2021
◦Revenue increased 1%
▪Net interest income was up 69% due to the impact of higher interest rates, partially offset by lower deposit balances as customers continued to reallocate cash into higher yielding alternatives
▪Noninterest income was down 14% on lower asset-based fees driven by a decrease in market valuations
◦Noninterest expense decreased 6% driven by lower revenue-related compensation and the impact of efficiency initiatives

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity businesses. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company, as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Dec 31, 2022 % Change from
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2021
Earnings (in millions)
Net interest income	$78	(248)	(420)	131%	119
Noninterest income	(367)	284	3,540	NM	NM
Total revenue	(289)	36	3,120	NM	NM
Provision for credit losses	12	(5)	3	340	300
Noninterest expense	3,023	1,347	1,016	124	198

Net income (loss)	$(1,858)	(1,086)	916	(71)	NM
NM – Not meaningful
Fourth Quarter 2022 vs. Fourth Quarter 2021
◦Revenue decreased $3.4 billion
▪Net interest income increased due to the impact of higher interest rates
▪Noninterest income decreased driven by lower results in our affiliated venture capital and private equity businesses, including impairments of equity securities in fourth quarter 2022 driven by market conditions, and net gains in fourth quarter 2021 from the sales of our Corporate Trust Services business and Wells Fargo Asset Management, partially offset by the impairment of certain leased rail cars in fourth quarter 2021
◦Noninterest expense increased due to higher operating losses

Conference Call
The Company will host a live conference call on Friday, January 13, at 12:00 p.m. ET. You may listen to the call by dialing 1-888-790-1806 (U.S. and Canada) or 312-470-7125 (International/U.S. Toll) and enter passcode: 4859855#. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf4Qearnings0123.

A replay of the conference call will be available from approximately 3:00 p.m. ET on Friday, January 13 through
Friday, January 27. Please dial 1-800-813-5525 (U.S. and Canada) or 203-369-3346 (International/U.S. Toll) and enter passcode: 5964#. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf4Qearnings0123.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters (including the conflict in Ukraine), and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•developments in our mortgage banking business, including the extent of the success of our mortgage loan modification efforts, the amount of mortgage loan repurchase demands that we receive, any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and the effects of regulatory or judicial requirements or guidance impacting our mortgage banking business and any changes in industry standards;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from the retail banking sales practices matter and from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;

•resolution of regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations, as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov4.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
4 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is a leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 41 on Fortune’s 2022 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health and a low-carbon economy.

Contact Information
Media
Beth Richek, 704-374-2545
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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